Exhibit C

POWER OF ATTORNEY

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

Know all men by these presents, that I, Lawrence Auriana, c/o Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, Kansas 66214, do hereby make, constitute, and appoint Angelo Perrone, of Sandgrain Securities Inc., 1050 Franklin Avenue, Suite 300, Garden City, New York 11530, my true and lawful attorney-in-fact for me and in my name, place, and stead, and on my behalf, and for my use and benefit:

1. To file with the United States Securities and Exchange Commission (the “SEC”) through the SEC’s EDGAR system filings on Form 4 and Schedule 13D, including any amendments thereto, with respect to Mediware Information Systems, Inc.

The rights, powers, and authority of said attorney-in-fact granted in this instrument shall commence and be in full force and effect on June 28, 2010, and such rights, powers, and authority shall remain in full force and effect thereafter until I, Lawrence Auriana, give notice in writing that such power is terminated.

Dated: June 28, 2010

/s/ Lawrence Auriana
Lawrence Auriana

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On June 28, 2010, before me personally came Lawrence Auriana, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he had executed the same.

/s/ Joel I. Frank
Notary Public

Joel I. Frank
Notary Public, State of New York
No. 02FR6193773
Qualified in Westchester County
Commission Expires 9/22/2012